EXHIBIT 10.1

AGREEMENT OF SETTLEMENT, COMPROMISE, AND RELEASE
BETWEEN
AV PARTNERSHIP AND AV DEVELOPMENT CORPORATION
AND
CALIFORNIA COASTAL COMMUNITIES, INC., HEARTHSIDE HOMES, INC. AND
HEARTHSIDE HOLDINGS, INC.

                           This agreement of settlement, compromise, and release (“Settlement Agreement”) is entered into as of March 27, 2001 by and between, on the one hand, plaintiff and cross-defendant AV PARTNERSHIP and cross-defendant AV DEVELOPMENT CORPORATION (“AVD Corp.”) (collectively, the “AVP Parties”) and, on the other hand, defendant and cross-complainant CALIFORNIA COASTAL COMMUNITIES, INC., (“CCC”) and cross-complainants HEARTHSIDE HOMES, INC., (“Homes, Inc.”) and HEARTHSIDE HOLDINGS, INC. (“Holdings, Inc.”) (collectively, the “CCC Parties”) [the AVP Parties and the CCC Parties each individually are referred to as “Party” and collectively are referred to as the “Parties”] with FS Equity Partners III, L.P., a Delaware limited partnership, in its capacity as the holder of the Secured Promissory Notes (as hereinafter defined) made by AV Partnership (in such capacity “FSEP”), joining in solely for the limited purposes set forth in Section 2.8 hereof.

                           This Settlement Agreement is entered into with reference to the following facts:

                           A.         On or about October 28, 1994, CC C (formerly known as Koll Real Estate Group, Inc.) and Holdings, Inc. formerly known as Kathryn G. Thompson Company, Inc., a Delaware corporation, executed a written guarantee with AV Partnership whereby they guaranteed payment and performance of four promissory notes that Homes, Inc. had executed and delivered to AV Partnership for the purposes of evidencing its contribution of its share of equity capital to AV Partnership (“Equity Notes”).  The Equity Notes in the aggregate total Four Million, Seven Hundred and Seventy-Five Thousand Dollars ($4,775,000) in principal amount  and carry interest accruing at Ten Percent (10%) per annum since the deemed dates of disbursement, all due and payable on or prior to April 4, 1999.

                           B.          The CCC Parties disputed the enforceability of the written guarantee on the grounds that a certain financial projection pre-dating the execution of the guarantee should have been, but was not, disclosed to them, and had such projection been disclosed, it would have caused the CCC Parties to not execute the guarantee.  Consequently, the CCC Parties refused to pay the monies due and owing on April 4, 1999.  In order to have sufficient time to conduct informal negotiations to attempt a voluntary resolution of this dispute, the Parties extended the due date on the promissory notes and guarantee to October 31, 1999.

                           C.          Unable to resolve the dispute, on November 1, 1999 AV Partnership filed its verified complaint against CCC, AV Partnership v. California Coastal Communities, Inc. (Case No. BC 219402).  The complaint alleges a single cause of action to enforce the collection of the principal and interest due and payable on the four promissory notes pursuant to the written guarantee.

                           D.         On December 2, 1999, CCC answered AV Partnership’s verified complaint and, together with Homes, Inc. and Holdings, Inc. filed a cross-complaint against AV Partnership and AVD Corp., among others.  The cross-complaint contains six causes of action, four of which are brought against the AVP Parties: (1) fraud; (2) rescission of the guarantee; (3) breach of fiduciary duty; and (4) declaratory relief.

                           E.          These matters came on for a mandatory settlement conference before the Honorable Owen L. Kwong on January 25, 2001.  At that conference, the Parties reached a settlement and compromise of all the claims asserted in the complaint and cross-complaint, and entered that settlement and compromise on the record pursuant to California Code of Civil Procedure Section 664.6.

                           F.           The Parties desire to provide for the liquidation, final dissolution and orderly winding up of the business of AV Partnership and desire to dissolve AV Partnership on or prior to December 31, 2001.  In connection therewith, the Parties have agreed that (i) AVD Corp. shall be the successor-in-interest to, and shall receive all of the Assets (as hereinafter defined) on behalf of, AV Partnership and the AVP Affiliates, and shall assume and undertake to perform the obligations of the AV Partnership and the AVP Affiliates to FSEP pursuant to the Secured Promissory Notes (as hereinafter defined) made payable to FSEP and other FSEP Loan Documents (the “FS Obligations”), and (ii) the CCC Parties shall assume and undertake to perform all Obligations (as hereinafter defined) of AV Partnership and the AVP Affiliates (other than the FS Obligations and any Federal or state income taxes that may be payable by AVD Corp., AV Development Corporation-2, a Delaware corporation (“AVDC-2”) and/or RSB Investment, Inc., a California corporation (“RSB”) and their respective shareholders and any other parent Persons thereof (the “AVP Tax Obligations”).

                           G.          In connection with the activities of the AV Partnership, AV Partnership and FSEP entered into that certain Loan Agreement dated as of March 4, 1994 (as amended, the “Loan Agreement”) pursuant to which FSEP agreed to make, from time to time, certain loans (the “Loans”) to AV Partnership and its affiliates, which Loans were evidenced by five secured promissory notes made payable to the order of FSEP (the “Secured Promissory Notes”).  The Loans and Secured Promissory Notes were secured by various deeds of trust, security agreements and guarantees made by AV Partnership, its general partners and their respective affiliates in favor of FSEP as secured party and/or beneficiary (collectively, with the Loan Agreement and the Secured Promissory Notes, the “FSEP Loan Documents”).  Some or all of the indebtedness and obligations of AV Partnership and its affiliates evidenced by and as set forth in the Secured Promissory Notes and the other Loan Documents remain outstanding and owing to FSEP.

                           In consideration of the mutual promises and respective agreements and conditions contained in this Settlement Agreement, and intending to be mutually bound thereby, the AVP Parties and the CCC Parties agree as follows:

             1.          Definitions and Rules of Construction

                           As used in this Settlement Agreement, and for the purpose of this Settlement Agreement only, the following terms have the following meanings:

                           1.1        “AVP Group” means AV Partnership, AV Development Corporation, RSB Investment, Inc. and their past, present, and future employees, officers, directors, principals, parent entities, subsidiaries, affiliates, divisions, joint ventures, agents, servants, shareholders, attorneys, representatives, predecessors, successors, assigns, and acquired entities (including, without limitation, the past, present, and future employees, officers, directors, principals, parent entities, subsidiaries, affiliates, divisions, joint ventures, agents, servants, shareholders, attorneys, representatives, predecessors, successors, and assigns of any such acquired entities), and all Persons acting by, through, under or in concert with any of them, and each of them other than the CCC Group.

                           1.2        “CCC Group” means California Coastal Communities, Inc., Hearthside Homes, Inc. and Hearthside Holdings, Inc. and their past, present, and future employees, officers, directors, principals, parent entities, subsidiaries, affiliates, divisions, joint ventures, agents, servants, shareholders, attorneys, representatives, predecessors, successors, assigns, and acquired entities (including, without limitation, the past, present, and future employees, officers, directors, principals, parent entities, subsidiaries, affiliates, divisions, joint ventures, agents, servants, shareholders, attorneys, representatives, predecessors, successors, and assigns of any such acquired entities), and all Persons acting by, through, under or in consent with any of them, and each of them.

                           1.3        “Person” means any individual, corporation, partnership, association, trust, or any other entity (or estate, guardian, or beneficiary thereof) or organization.

                           1.4        “Action” means the complaint and cross-complaint filed in the Superior Court of Los Angeles under Case No. BC 219402.

                           1.5        “AVP Affiliates” shall mean AVP Partners Corporation, AVP Partners Corporation-2, Ridge/Meadows, L.P., AV/Sea Country, L.L.C. and Vistas Audubon.

                           1.6        “Guarantee” means the Third Amended and Restated Guarantee Agreement executed by the partners of the AV Partnership and Koll Real Estate Group, Inc. (n.k.a. CCC) and Kathryn G. Thompson Company, a Delaware corporation (n.k.a. Holdings, Inc.), a copy of which is attached as Exhibit “A” to the verified complaint in this Action.

                           1.7        “Equity Notes” means the four Amended and Restated Promissory Notes executed by Kathryn G. Thompson Company, a California corporation (n.k.a. Homes, Inc.), copies of which are attached as Exhibits “B,” “C,” “D” and “E” to the verified complaint in this Action.

                           1.8        “Claims” means any past, present, or future actual, threatened, or potential claims, insurance claims, cross complaints, third-party claims, rights, proceedings, demands, requests, suits, law suits, administrative proceedings, causes of actions, orders, actions, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, torts, controversies, judgments, executions, liabilities, and obligations whatsoever whether in law or equity, whether formal or informal, whether in tort or breach of contract, and whether in writing.

                           1.9        “Assets” shall have the meaning set forth in Section 2.4.

                           1.10     “Obligation” shall have the meaning set forth in Section 2.6.

                           1.11     Rules of Construction:  Capitalized terms in this Settlement Agreement shall have their respective meanings specified in Section 1 of the Settlement Agreement or as defined elsewhere in this Settlement Agreement.  The definitions in Section 1 of this Settlement Agreement apply equally to both the singular and plural forms of the terms defined.  The words “shall” and “will” are used interchangeably throughout this Settlement Agreement.  The use of either connotes a mandatory requirement and does not connote a different degree, right, or obligation for either party.  Use of the word “and” shall include in its meaning the word “or” and vice versa.  Use of the word “any” shall include within its meaning the word “all” and vice versa.

             2.          Payment and Releases

                          2.1        Each of the undersigned desires to provide for the liquidation, final dissolution and orderly winding up of the business of AV partnership and hereby agree to dissolve AV Partnership on or prior to December 31, 2001.  In connection therewith, the AVP Group and the CCC Group hereby agree that (i) AVD Corp. shall be the successor-in-interest to, and shall receive all of the Assets on behalf of, AV Partnership and the AVP Affiliates, and shall assume and undertake to perform the FS Obligations of AV Partnership and the AVP Affiliates to FSEP pursuant to the Secured Promissory Notes, and (ii) the CCC Parties shall assume and undertake to perform all Obligations of AV Partnership and the AVP Affiliates (other than the FS Obligations and the AVP Tax Obligations).  The dissolution and distributions shall be accomplished in the manner set forth herein irrespective of the capital accounts of the partners.  Debts and liabilities of AV Partnership shall be paid or provided for in accordance with these provisions.  All interests in Assets shall be distributed to AVD Corp. and are hereby assigned to AVD Corp. and all Obligations (other than the FS Obligations and the AVP Tax Obligations) are hereby assumed by the CCC Parties.  The CCC Parties shall be responsible for all legal fees and other costs for dissolving, terminating and/or winding up AV Partnership and the AVP Affiliates, provided, that, the CCC Parties shall have no responsibility for the legal fees and other costs for dissolving, terminating and/or winding up AVD Corp., AVDC-2, RSB and/or their respective shareholder Persons and/or any other parent Persons thereof.

                           2.2        In consideration for the releases and agreements and covenants contained in this Settlement Agreement, the CCC Parties hereby agree to pay AV Partnership Three Million, Seven Hundred and Fifty Thousand Dollars ($3,750,000.00) on or before April 2, 2001, which will be paid by check made payable to AVD Corp. or its designee.

                           2.3        In addition, the Parties agree to split in equal shares the petty cash and cash on deposit in the AV Partnership cash accounts as of the opening of business on January 25, 2001.  The Parties agree that the amount on deposit at that time was Four Hundred and Seventy-Four Thousand, Seven Hundred Sixty-Three Dollars and Eighty-Eight Cents ($474,763.88).  Upon the execution of this Settlement Agreement, the CCC Parties shall cause to be issued from the AV Partnership account two checks, each in the amount of Two Hundred and Thirty-Seven Thousand, Three Hundred and Eighty-One Dollars and Ninety-Four Cents ($237,381.94), one of which shall be made payable to AVD Corp. or its designee and which shall be delivered to AVD Corp. or its designee on or before April 2, 2001, and the other check made payable to Homes, Inc. and which shall be delivered to Homes, Inc. on or before April 2, 2001.  Interest on said cash accounts of AV Partnership which accrues on the opening of business on January 25, 2001, through April 2, 2001 shall be retained by and payable to Homes, Inc.

                           2.4        Further, except as expressly provided in Section 2.3 above or this Section 2.4 below, all money and other things of value of any kind or character received by the AV Partnership or by any of the AVP Group and/or CCC Group on behalf of or relating to AV Partnership or the AVP Affiliates after the opening of business on January 25, 2001, in excess of the cash on deposit in the AV Partnership cash accounts at the start of business on that date, shall be the sole and exclusive property of the AVP Parties (collectively, the “Assets”), and the CCC Group hereby:  (i) assign to AVD Corp. or its designee the Assets and all rights to the Assets; and (ii) expressly waive any interest in or Claim to such money or property; and (iii) agree to take or cause to be taken all actions, including the execution of all documents, as may be necessary or desirable to effect the foregoing.  The Parties currently understand, but the CCC Parties do not warrant, that such anticipated receipts include, without limitation,

          (1)         Approximately Five Hundred and Forty-Eight Thousand, Nine Hundred and Seventy-Seven Dollars and Eighty-Three Cents ($548,977.83) plus interest minus bank fees and charges on deposit with Imperial Bank which serves as collateral for an AV Partnership line of credit;

             (2)         Approximately $70,000 due from Sea Country Homes; and

             (3)         Approximately $25,000 due from the proceeds of the sale to the CCC Parties of the stocks and assets of Hearthside Funding.

Starting on April 2, 2001, and on the first business day of every month thereafter until all Assets have been collected, the CCC Group will remit or cause to be remitted to AVD Corp. or its designee any such monies or other things of value received since the last distribution to AVD Corp. or its designee together with an accounting of the source of all such Assets; provided, that, any interest that accrues on Assets which are collected by the CCC Parties from the time of the last distribution until the next monthly scheduled distribution shall be retained by and shall be payable to Homes, Inc. (with the understanding that interest accruing on the Imperial Bank deposit identified in Section 2.4(1), minus any bank fees or charges incurred to maintain said line of credit, and on the Zurich Insurance Co. premiums identified in Section 2.5 are the sole and exclusive property of AVD Corp. or its designee).  Notwithstanding the foregoing, if, and to the extent that, the CCC Parties shall receive a payment on the insurance which is described in Section 2.5 below for claims made under the described policies and which relates to a reimbursement of actual expenses incurred by the CCC Parties, said payments shall be retained by and payable to Homes, Inc.  All checks shall be made payable to AVD Corp. or its designee.

                           2.5        The Parties agree that the excess insurance premiums paid by or on behalf of the AV Partnership or the CCC Group and currently held by the Zurich Insurance Co. (which the Parties estimate to be approximately Five Hundred and Forty Thousand Dollars ($540,000.00)) including any interest accruing thereon are the sole and exclusive property of AVD Corp. or its designee and the CCC Group does hereby irrevocably transfer and assign all such amounts or rights to AVD Corp. or its designee.  The CCC Parties shall execute all documents and take all other reasonable steps necessary to secure and deliver payment by Zurich Insurance Co. of those excess premiums to AVD Corp. or its designee.  The CCC Parties represent and warrant that attached as Exhibit A hereto is a true and correct copy of the irrevocable written instruction and direction by the CCC Parties to Zurich Insurance Co. to pay said amounts to AVD Corp. or its designee and that they do not presently have knowledge of any fact or reason why Zurich Insurance Co. would not honor such instruction.  The CCC Parties shall take or cause to be taken all other requests or requirements of Zurich Insurance Co. to effect the payments to AVD Corp. or its designee.  If litigation with Zurich Insurance Co. is needed to obtain these funds, either in whole or in part, the CCC Parties will participate in and prosecute an action at law or equity to its final nonappealable resolution at the direction of the AVP Parties by and through attorneys that the AVP Parties will select in their sole discretion; provided that the AVP Parties shall fund the costs of said litigation, including attorneys fees.  In addition, the CCC Parties agree to maintain in place without modification insurance policies numbers UMB8321-901-00 and WC8321-903-00 with Zurich to cover the potential liabilities related to the operations of AV Partnership.

                           2.6        From the opening of business on January 25, 2001 and forever more, the CCC Parties further agree to assume, undertake, perform and be solely responsible for, and shall indemnify, defend and hold the AVP Group harmless from, any and all (i) obligations, liabilities, duties, responsibilities, commitments, assessments, taxes (other than the AVP Tax Obligations) and tasks of or relating to AV Partnership and/or the AVP Affiliates, whether now existing or hereinafter arising, other than the FS Obligations, without any set-off, deduction, deferment or reduction of any Asset (collectively, the “Obligations”), and (ii) Claims, known and unknown, whether now existing or hereinafter arising, brought against the AVP Group arising out of or relating to the AV Partnership and/or AVP Affiliates, including without limitation:

             (1)         All Claims related to or arising from construction defects;

             (2)         All Claims related to or arising from home purchaser warranties;

             (3)         All Claims related to or arising from customer service liabilities;

             (4)         All Claims related to or arising out of the performance or failure to perform any Obligations; and

             (5)         All Claims relating to or arising out of the business undertaken by the AV Partnership and/or the AVP Affiliates, including without limitation, the acquisition of land, grading of land, and development, construction and sales of homes.

                           In connection with the Obligations, the CCC Parties agree to keep or cause to be kept adequate books of account of AV Partnership and the AVP Affiliates.  The AVP Group and their authorized representatives shall have at all times, during normal business hours, free access to and the right to inspect and copy, at its expense, the books of account.  The CCC Parties shall cause to be prepared all tax returns and statements, if any, which must be filed on behalf of AV Partnership, the AVP Affiliates and AV Holdings Corp., a Delaware corporation and its subsidiaries, for tax years 2000 and 2001 and shall submit such returns and statements to the AVP Parties for their approval prior to filing and, when approved by the AVP Parties, shall make timely filing thereof.  The CCC Parties shall be paid a fee of $17,000.00 upon completion of the 2000 tax returns for all of the AVP Group and a fee of $8,000.00 upon completion of the 2001 tax returns.  In addition, the CCC Parties shall cause to be furnished to the AVP Parties such additional information regarding the business of AV Partnership and the AVP Affiliates as may be necessary to enable the AVP Parties to prepare their federal, state and local tax returns.  Each of the CCC Parties and the AVP Parties hereby agrees to use its best efforts to resolve any disputes with respect to the proposed treatment of any item on a tax return of AV Partnership and/or the AVP Affiliates prior to the required filing date therefor.  The AVP Parties shall be responsible for any and all costs incurred in obtaining an independent review of the tax returns.

                           2.7        In consideration of the promises contained in this Settlement Agreement, both Parties and each of them agree to dismiss with prejudice, on or before April 6, 2001, the complaint and cross-complaint filed in this Action.  Each Party is to bear its own attorneys’ fees, expenses, and all other costs in connection with the conduct and dismissal of the Action.

                           2.8        In consideration of the promises contained in this Settlement Agreement and the compromise of the amounts due and payable on the Equity Notes and Guarantee, the CCC Group hereby release and forever discharge the AVP Group from any claims, obligations, liabilities or duties, known or unknown, regardless of whether such claims were included in the Action including, without limitation, any and all claims against FSEP.  Likewise, in consideration for the promises contained in this Settlement Agreement and the payment of the Settlement Sum, the AVP Parties Group releases and forever discharges the CCC Group from any claims, liabilities, duties, or obligations, known or unknown, regardless of whether such claims were included in the Action except as otherwise expressly provided in this Settlement Agreement.  Further, both Parties and each of them waive any claims for malicious prosecution and abuse of process arising from the filing, prosecution, or defense of this Action.  In consideration of the promises contained in this Settlement Agreement and the payment of the Settlement Sum, FSEP hereby agrees to look solely to AVD Corp. for the payment and performance of the FS Obligations and does hereby release and forever discharge the CCC Group from any claims, liabilities, duties or obligations, known or unknown, relating to or arising out of the Secured Promissory Notes and the other Loan Documents (provided, however, that the foregoing release is not, and shall not be deemed to be, a novation or satisfaction of the indebtedness and obligations evidenced by the Secured Promissory Notes and the other Loan Documents).  To the maximum extent allowed by law, the release provided in this Section 2.8 to the CCC Group will be void ab initio and will be of no force or effect and the obligations of the CCC Group will be automatically reinstated if the proceeds obtained by the AVP Group must be restored or returned by the AVP Group as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law by or on behalf of any of the CCC Group.

                           2.9        Each Party represents, warrants, and agrees that it is the sole and lawful owner of all rights, titles, and interests in and to every claim or matter released herein; and has not assigned or transferred or purported to or attempted to assign or transfer to any person or entity any claim or other matter related herein.  A Party shall defend, indemnify and hold the other Party harmless from any and all claims arising out of or relating to any assignment or transfer and any purported or attempted assignment or transfer contrary to the terms of this paragraph.

                           2.10     It is the intention of the Parties that the foregoing releases shall be effective as a bar to all matters released herein.  In furtherance, and not in limitation, of such intention the releases described herein shall be, and shall remain in effect as, full and complete releases, notwithstanding the discovery or existence of any additional or different claims or facts.  To further effectuate this intention, both Parties and each of them hereby waives any rights under California Civil Code Section 1542 for any and all matters released herein.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In waiving the provisions of Section 1542 of the California Civil Code, the Parties acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now believe to be true with respect to the subject matter of the Action and other matters released herein, but agree that they have taken that possibility into account in reaching this Settlement Agreement and that the releases given herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of such additional or different claims or facts, as to which each Party expressly assumes the risk.

                           2.11     Notwithstanding paragraph 2.10 above, nothing in said paragraph is intended to waive or modify and shall not be deemed to be a waiver or modification of the Party’s respective rights, remedies or obligations under this Settlement Agreement.  Further, nothing in this instrument shall limit the right of any Party to enforce the terms of this Settlement Agreement.  Accordingly, pursuant to California Code of Civil Procedure Section 664.6, the Parties request, and hereby agree and stipulate to, the Court's retention of jurisdiction to enforce the terms of the Settlement Agreement until performance in full of its terms.

                           2.12     Nothing in this Settlement Agreement is or should be construed to be an acknowledgement or admission by CCC that it is liable with respect to Persons not a party to this Settlement Agreement for the business of the AV Partnership or Hearthside Homes, Inc.  CCC’s joint and several liability and duty to defend and indemnify as provided in Sections 2.3, 2.4, 2.5 and 2.6 of this Settlement Agreement do not create or confer any benefit on Persons not a party to the Settlement Agreement, but are solely and exclusively for the benefit of the AVP Group.  Further, these provisions (1) do not reflect any obligation to the AV Partnership that CCC had prior to the date of the Settlement Agreement; and (2) do not create any obligation or duty to Persons not a party to this Settlement Agreement that did not previously exist between CCC and that Person prior to the date of the Settlement Agreement.

             3.          Other Terms and Conditions

                           3.1        In consideration of the mutual promises set forth in this Settlement Agreement, the Parties have agreed to settle all Claims strictly as a business accommodation unrelated to the merits of the respective Claims of the Parties.  The Parties represent, warrant and agree that neither the execution of this Settlement Agreement nor the provision of any consideration pursuant thereto is intended as, nor shall it be construed or referred to in any way as, an admission of the liability or responsibility at any time or for any purpose whatsoever, including as an admission of the truth of the allegations, interpretations, claims, or contentions of either Party.

                           3.2        The Parties agree that this Settlement Agreement has been negotiated at arm’s length by parties of equal bargaining power, each of whom was represented by competent counsel of its own choosing.  Accordingly, it is acknowledged that each Party, with the assistance of competent counsel, has participated in the drafting of this Settlement Agreement, and that any ambiguity should not be construed for or against any Party on account of such drafting.  The Parties further acknowledge that the obligations and releases herein described are in good faith and are reasonable in the context of the matters released.

                           3.3        Except as required pursuant to corporate securities laws, the existence of this Settlement Agreement and the terms and conditions of this Settlement Agreement are confidential and shall not be disclosed by either Party to any Person unless, upon advice of counsel, either Party or both are compelled or required by applicable law; provided, that the foregoing shall not preclude a party from discussing this Settlement Agreement or disclosing the contents thereof to said Parties’ accountants, lawyers, lenders, advisors, and others who may have a reason to know, each of whom shall be bound by the confidentiality provisions of this Settlement Agreement.  The provisions of this Section 3.3 shall not, however, include any information which either (a) is demonstrated by a Party to have been independently developed by said Party (or independently developed by a third party, and lawfully disclosed to said Party) and is in said Party’s possession prior to the disclosure by the other Party, (b) is or becomes part of the general public or industry knowledge, other than as a result of said Party’s violation of this Settlement Agreement, or (c) has been disclosed by said Party following approval by the other Party.  Prior to any disclosure compelled or required by applicable law, the disclosing Party shall to the extent possible provide notice to the nondisclosing Party in time sufficient for the nondisclosing Party to seek a protective order.  Attached as Exhibit B is a draft of disclosure to be included in CCC’s Annual Report and Form 10-K.  Furthermore, this agreement will be filed as an exhibit to CCC’s Form 10-K.  The Parties agree that disclosure (not legally compelled or required) shall be a material breach of the Settlement Agreement and cause irreparable harm to the nondisclosing Party, and that the nondisclosing Party may seek equitable, as well as legal, relief to enforce this provision provided, that, the terms and provisions of Section 2 of this Settlement Agreement shall not be altered or amended in any fashion.  Further, nothing herein prohibits a Party from disclosing the Settlement Agreement to a court of competent jurisdiction in an action to enforce the terms and conditions of the Settlement Agreement.

                           3.4        No amendment, modification, addendum, or revision of this Settlement Agreement shall be valid unless it is in writing and signed by the Party or Parties to be bound, in which event there need be no separate consideration therefor.

                           3.5        No waiver or indulgence of any breach or series of breaches of this Settlement Agreement shall be deemed or construed as a waiver of any other breach of the same or any other provision hereof or affect the enforceability of any part or all of this Settlement Agreement, and no waiver shall be valid unless executed in writing by the waiving Party.

                           3.6        This Settlement Agreement shall be subject to any statute or rule of court that restricts or prohibits the admission into evidence of any offer or agreement to compromise.  Notwithstanding the foregoing sentence, this Settlement Agreement may be admitted into evidence in any action to enforce its terms or secure its benefits.

                           3.7        The Parties represent, warrant, and agree to execute all documents and to do all things necessary to fully effectuate the terms of this Settlement Agreement.

                           3.8        Each Party to this Settlement Agreement agrees to bear its own costs, expenses and attorneys’ fees with respect to all matters encompasses in the Action and with respect to the negotiation and drafting of this Settlement Agreement.

                           3.9        This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.  However, this Settlement Agreement is not and shall not be effective unless and until each Party executes the original or a counterpart.

                           3.10     The Parties represent, warrant and agree that this Settlement Agreement shall bind them and each of their personal and legal representatives, successors, assigns, executors and administrators, and all other Persons who may claim under or through them and shall inure to the benefit of each Party released herein, and to their personal and legal representatives, successors, assigns, executors, and administrators, and all other Persons who may claim under or through them.

                           3.11     This Settlement Agreement shall be deemed made and entered into in the State of California, and shall in all respects be governed, enforced, and construed in accordance with the laws of the State of California.

                           3.12     Each Party acknowledges and represents that it has fully and carefully read this Settlement Agreement prior to execution; that it has been fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; that it has had the opportunity to make whatever investigation or inquiry it deemed necessary or appropriate in connection with the subject matter of this Settlement Agreement; that it has been afforded the opportunity to negotiate as to any and all terms hereof; and that it is executing this Settlement Agreement voluntarily, free from any undue influence, coercion, duress, or menace of any kind.

                           3.13     The Parties represent, warrant, and agree that this Settlement Agreement contains the entire Settlement Agreement between the Parties; that this Settlement Agreement supersedes any and all prior agreements or understandings relating to the comprise that is the subject matter of this Settlement Agreement between the Parties; that the terms of this Settlement Agreement are contractual and not a mere recital; that in executing this Settlement Agreement, no Party is relying on any statement or representation made by the other Party, or the other Party’s agents, servants, or attorneys concerning the subject matter, basis, or effect of this Settlement Agreement other than as set forth herein; and that each Party is relying solely on its own judgment and knowledge.

                           3.14     The Parties shall not use the documents produced by the other party (for which said Party did not already have a copy) and depositions taken during the course of litigation of the Action for any purpose without the written consent of the other Party.  Each Party agrees to destroy or cause to be destroyed all copies of documents produced by the other Party and that within thirty (30) days of executing the Settlement Agreement counsel for each party shall send written confirmation that those documents have been destroyed.  Copies of the documents attached as exhibits to depositions are excluded from the obligation to destroy such documents; provided however, that all deposition transcripts and their exhibits will be kept confidential if not destroyed.

                           3.15     It is the express intention of all Parties hereto that this Settlement Agreement shall not create in or convey to any Person who or which is not a Party to this Settlement Agreement any rights against the AVP Parties or the CCC Parties.

                           3.16     Each of the undersigned further declares and represents that he or she is competent to execute this instrument and that he or she is duly authorized, and has the full right and authority, to execute this Settlement Agreement on behalf of the Party for whom he or she is signing.

                           3.17     If a provision of this Settlement Agreement or the application thereof is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions or applications of this Settlement Agreement, and such other provisions or applications shall be given effect without the invalid or unenforceable provision or application, and to this end the Settlement Agreement is deemed to be severable.

                           3.18     The representations, warranties, agreements, and promises made by each Party to this Settlement Agreement and contained herein shall survive the execution of this Settlement Agreement.

             IN WITNESS WHEREFORE, this Settlement Agreement has been read and signed in duplicate originals by the duly authorized representative of the Parties as of the date first above written.

AV PARTNERSHIP
By:	AV Development Corporation
Its General Partner
	By:	/s/ WILLIAM M. WARDLAW
	Name:	William M. Wardlaw
	Title:	President
Date:

By:	RSB Investment, Inc.
Its General Partner
	By:	/s/ ROBERT S. BENNETT
	Name:	Robert S. Bennett
	Title:	President
	Date:	3/30/01

By:	Hearthside Homes, Inc.
	By:	/s/ RAYMOND J. PACINI
	Name:	Raymond J. Pacini
	Title:	CEO
	Date:	3/29/01

AV DEVELOPMENT CORPORATION, INC.
By:	/s/ WILLIAM M. WARDLAW
	Name:	William M. Wardlaw
	Title:	President
Date

CALIFORNIA COASTAL COMMUNITIES, INC.

By:	/s/ RAYMOND J. PACINI

Raymond J. Pacini
Name
President and CEO
Title
3/29/01
Date

HEARTHSIDE HOMES, INC.

By:	/s/ RAYMOND J. PACINI

Raymond J. Pacini
Name
CEO
Title
3/29/01
Date

HEARTHSIDE HOLDINGS, INC.

By:	/s/ RAYMOND J. PACINI

Raymond J. Pacini
Name
President and CEO
Title
3/29/01
Date

JOINING IN SOLELY FOR THE LIMITED PURPOSES SET FORTH IN SECTION 2.8 HEREOF;

FS EQUITY PARTNERS III, L.P., a Delaware limited partnership
By:		FS Capital Partners, L.P.
A California limited partnership
Its General Partner
	By:	FS Holdings, Inc.
A Delaware corporation
Its General Partner

By:		/s/ WILLIAM M. WARDLAW

William M. Wardlaw
Name
Vice President
Title

Date

APPROVED AS TO FORM AND CONTENT
O’MELVENY & MYERS LLP
By:		/s/ THOMAS M. RIORDAN
Thomas M. Riordan
Attorneys for Plaintiff and Cross-Defendants
AV PARTNERSHIP and AV DEVELOPMENT CORPORATION
3/30/01
Date

ALLEN MATKINS LECK GAMBLE & MALLORY LLP
By	/s/ GREORY G. GORMAN
Gregory G. Gorman
Attorneys for Defendant and Cross-Complainants
CALIFORNIA COASTAL COMMUNITIES, INC., HEARTHSIDE HOMES, INC., and HEARTHSIDE HOLDINGS INC.
4/4/01
Date